UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  June 10, 2020

TPT Global Tech, Inc.
(Exact name of registrant as specified in its charter)

Florida	333-222094	81-3903357
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

501 West Broadway, Suite 800, San Diego, CA 92101
(Address of Principal Executive Offices) (Zip Code)

(619)301-4200
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each Class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On June 10, 2020, TPT Global Tech, Inc. ("TPTW, the Company or TPT Global Tech") entered into an agreement with Rennova Health, Inc. (“Rennova Health”) to merge Rennova Health’s software and genetic testing interpretation divisions, Health Technology Solutions, Inc. (“HTS”) and Advanced Molecular Services Group, Inc., (“AMSG”) into a public company (target) after TPTW completes a merger of its wholly owned subsidiary, InnovaQor, Inc. with this target.

The parties anticipate the steps as defined in the agreement to be completed in the 3rd quarter resulting in the target public company being called InnovaQor, Inc. and filing whatever documents are required to be a fully reporting public company. The public company (“InnovaQor”) will own certain assets and technology from TPTW’s proprietary live streaming communication technology and the technology and software developed and owned by HTS and AMSG. The combination of these fully developed assets will facilitate the creation of a next generation telehealth type platform. This platform will combine telehealth with EHR like capabilities and facilitate a patient’s immediate access to healthcare including their local hospital or doctors, for initial consultation, scheduling of appointments and follow on care.

Completion of the agreement is subject to a number of approvals and consents which need to be secured to complete the transaction. Subject to the relevant SEC approvals it is intended that TPTW shareholders will receive approximately 5M common shares in InnovaQor. TPTW’s intent is to distribute 2.5M of these common shares to its shareholders at a date to be determined in the future. Rennova Health will receive 1M Class A Supermajority Voting Preferred Shares, as well as 2.2M of Series B non-voting shares, except in certain circumstances, with certain designation rights, lock up agreements and other specifications as outlined in the agreement in return for the equity in HTS and AMSG. All debts and liabilities of HTS and AMSG owed to Rennova Health of approximately $22M will be eliminated as part of the equity issuance in InnovoQor. TPTW will end up with a minority interest in InnovaQor. Rennova Health will be responsible to appoint management to the project. It is intended that 1M common shares will vest to management. There can be no assurance that the transaction as described will close successfully or that terms including numbers or values for consideration shares will not change significantly before closing

TPTW will deliver to InnovaQor a standalone backend and front-end telemedicine technology platform utilizing code from TPTW’s TV and Social Media Platform. TPTW is also to grant to InnovaQor a license to utilize and further develop a portion of TPTW’s Streaming Platform to create a telemedicine application for InnovaQor. This is estimated to cost approximately $3.5M, which InnovaQor will pay to TPTW as a licensing deal outlined in the agreement.

Rennova Health is a vertically integrated provider of industry-leading diagnostics and supportive software solutions to healthcare providers that has transitioned its core business from diagnostics to rural hospital ownership over the past three years.

Item 7.01 Regulation FD Disclosure.

Press Release

The information in this Item 7.01 of this Current Report is furnished pursuant to Item 7.01 and shall not be deemed "filed" for any purpose, including for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information in this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act regardless of any general incorporation language in such filing.

On June 11, 2020 and June 12, 2020, the Company issued press releases. A copy of each press releases is attached hereto as Exhibit 99.1 and Exhibit 99.2

Item 9.01 Exhibits

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Exhibit
10.1	Agreement And Plan Of Merger
99.1	Press Release dated June 11, 2020
99.2	Press Release dated June 12, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

TPT GLOBAL TECH, INC.

Date: June 12, 2020	By:	/s/ Stephen J. Thomas III
Stephen J. Thomas III
Title: Chief Operating Officer